Filed Pursuant to Rules 424(b)(3) and 424(c)
                                             Registration No. 333-43988

       FIRST PROSPECTUS SUPPLEMENT DATED SEPTEMBER 21, 2000
           (to prospectus dated September 12, 2000)

                          $551,450,000

                             KOHL'S

  Liquid Yield Option(TM) Notes (Zero Coupon - Subordinated) due 2020
                              and
       The Common Stock Issuable Upon Conversion of the LYONs

                  ADDITIONAL SELLING SECURITYHOLDERS

     The following represents an additional selling securityholder for the table appearing on pages 26-34 of the prospectus dated
September 12, 2000.


                                                                       Number of
                                Principal Amount at                    Shares of
                                 Maturity of LYONs     Percentage     Common Stock     Percentage of
                                 Beneficially Owned     of LYONs       That May Be      Common Stock
Name and Address                  that May Be Sold     Outstanding      Sold (1)      Outstanding (2)

KBC Financial Products USA Inc.     $14,000,000           2.54%          100,184            *
120 West Forty-Fifth Street
25th Floor
New York, NY  10036


                     SELLING SECURITYHOLDERS

     The following represents updated information regarding the selling securityholders listed on the table on pages 26-34 of the prospectus dated September 12, 2000.


                                                                         Number of
                                  Principal Amount at                    Shares of
                                   Maturity of LYONs     Percentage     Common Stock    Percentage of
                                   Beneficially Owned     of LYONs       That May Be     Common Stock
Name and Address                    that May Be Sold     Outstanding      Sold (1)      Outstanding (2)

Merrill Lynch Pierce Fenner            $11,587,000          2.10%           82,916          *
& Smith Inc. (5)
101 Hudson Street
Jersey City, NJ  07302-3997

Toronto Dominion (New York), Inc.      $25,000,000          4.53%          178,900          *
31 W. 52nd St., 21st Fl.
New York, NY  10019

Any other holder of LYONs or           $32,198,000          5.84%          230,408          *
future transferee, pledgee, donee
or successor of any holder (3)(4)


*Less than 1%.

(5) Merrill Lynch Pierce Fenner & Smith Inc. was the initial purchaser of the LYONs issued in a private placement by Kohl's in June 2000.